EXHIBIT 10.4

Peoples Bancorp Inc.
NONQUALIFIED DEFERRED COMPENSATION PLAN

1.00Purpose
As of the Effective Date, the Company adopts this Plan for the purpose of providing deferred compensation to a select group of management and highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of ERISA.
2.00Definitions
Whenever used in this Plan, the following terms have the meanings given to them in this Article 2.00, unless another meaning is expressly provided elsewhere in this Plan. Also, the form of any term will include all of its other forms.

2.01	Account: The bookkeeping account established for each Participant under Section 6.01 of this Plan.

2.02	Affiliate: Any entity that, along with the Company, would be considered a single employer under Code §§414(b) and 414(c).

2.03
Beneficiary: The person or persons designated by a Participant to receive any portion of such Participant's benefit under the Qualified Plan that is unpaid at the time of the Participant's death. If a Participant has not made an effective designation of a Beneficiary or Beneficiaries, the Participant's Beneficiary will be his or her surviving spouse or, if there is no surviving spouse, the Participant's estate.

2.04	Board: The Board of Directors of the Company.

2.05
Cause: With respect to any Participant, “cause” as defined in any employment (or similar) agreement then in effect between the Participant and the Company or any of its Affiliates or, if not defined therein, the occurrence of any of the following: (a) gross negligence or gross neglect of duties; (b) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant's employment with the Company or any of its Affiliates; (c) fraud, disloyalty, dishonesty or willful violation of any law, rule or regulation or any significant policy of the Company or any of its Affiliates committed in connection with the Participant's employment; or (d) issuance of an order for removal of the Participant by any agency which regulates the activities of the Company or any of its Affiliates. Any determination of “Cause” under this Plan shall be made by the Committee in its sole discretion.

2.06	Code: The Internal Revenue Code of 1986, as amended.

2.07	Committee: The Compensation Committee of the Board or a subcommittee thereof appointed by the Board to administer this Plan pursuant to Article 10.00.

2.08	Company: Peoples Bancorp Inc. and its successors.

2.09
Compensation: A Participant's “Compensation” as defined under the Qualified Plan calculated without regard to the compensation limit under Code §401(a)(17); provided, however, that for the 2013 Plan Year, Compensation shall exclude all equity awards.

2.10	Deferral Election Form: The form each Eligible Employee and Participant, as the case may be, must complete to defer Compensation under this Plan.

2.11	Disability: A Participant shall be considered disabled if:

a.
the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

b.
the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant's employer; or

c.	the Participant is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.12	Discretionary Contribution: A contribution made by the Company or any of its Affiliates that is credited to a Participant's Account in accordance with the terms of Section 4.03 of this Plan.

2.13
Distribution Election Form: The form each Eligible Employee and Participant, as the case may be, must complete to designate the form of distribution of his or her Plan Benefit or may complete to change a prior designation as to the form of distribution of his or her Plan Benefit.

2.14	Effective Date: July 25, 2013.

2.15
Eligible Employee: Each person employed by the Company or any of its Affiliates who (a) is a highly compensated employee or a member of a select group of management (both within the meaning of Title I of ERISA) of the Company or any of its Affiliates, as determined by the Committee in its sole discretion, and (b) is designated as an Eligible Employee by the Committee. The designation of an employee as an Eligible Employee for any particular Plan Year shall not confer upon such employee any right to be designated as an Eligible Employee for any future Plan Year.

2.16	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

2.17	Participant: An Eligible Employee who becomes a participant in this Plan as described in Article 3.00.

2.18	Plan: The Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan, as amended from time to time.

2.19	Plan Benefit: The vested portion of a Participant's Account as of any Valuation Date.

2.20	Plan Year: Each calendar year or portion thereof during which this Plan is in effect.

2.21	Qualified Plan: The Peoples Bancorp Inc. Retirement Savings Plan, as amended from time to time.

2.22
Retirement: A Termination by a Participant, other than due to death or Disability, on or after attaining 65 years of age and completing at least 10 years of service with the Company and its Affiliates.

2.23	Statutory Limits: The compensation limit under Code §401(a)(17), the limit on maximum annual additions under Code §415(c), and the limit on elective deferrals under Code §402(g).

2.24	Termination: A “separation from service” within the meaning of Code §409A and Treasury Regulation §1.409A-1(h).

2.25
Unforeseeable Emergency: A severe financial hardship to a Participant within the meaning of Code §409A resulting from: (a) an illness or accident of the Participant or the Participant's spouse, Beneficiary or dependent (as defined in Code §152, without regard to Code §§152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant's property due to casualty; or (c) other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.26	Valuation Date: The last day of each calendar month or any other date or dates fixed by the Committee for the valuation and adjustment of an Account.

3.00Participation

3.01
Commencement of Participation. Subject to Section 3.02 of this Plan, each Eligible Employee shall become a Participant on the date on which the Eligible Employee executes and submits an effective Deferral Election Form.

3.02
Loss of Eligible Employee Status. A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election Form and shall no longer be eligible for Discretionary Contributions. All deferrals then in effect for such Participant shall cease as of the earlier to occur of (a) the Participant's Termination, or (b) the end of the Plan Year in which the Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be administered in accordance with the terms and conditions of this Plan and shall be distributed as provided in Article 7.00.

4.00Deferrals and Contributions

4.01	Deferrals.

(a)	Deferral Elections - In General.

(i)
A Participant may elect to defer Compensation under this Plan by submitting a signed Deferral Election Form to the Committee within the deadlines imposed by this Plan and set forth in Section 4.01(b). Any deferral election made by a Participant for a Plan Year shall be irrevocable after the expiration of the applicable deadline described in Section 4.01(b); provided, however, that a cessation of deferrals shall be allowed if the Participant suffers an Unforeseeable Emergency, becomes Disabled, or to the extent permitted by Treasury Regulation §1.409A-3(j)(4)(viii).

(ii)
Amounts deferred under this Plan shall not be made available to the Participant, except as provided in Article 7.00, and shall reduce the Compensation payable to the Participant in the year of the deferral in accordance with the provisions of the applicable Deferral Election Form; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company and its Affiliates as provided in Article 12.00 of this Plan.

(b)	Timing of Deferral Elections. A deferral election under this Plan shall be effective only if it is made in a timely manner as follows:

(i)
In General. Except as permitted under subsections (ii) and (iii) of this Section 4.01(b), a Deferral Election Form must be submitted to the Committee by the last day of the Plan Year preceding the Plan Year in which services giving rise to the Compensation to be deferred are to be performed.

(ii)
First Year of Eligibility. Notwithstanding the foregoing, if and to the extent permitted by the Committee, during the first Plan Year in which an Eligible Employee is eligible to participate in this Plan, the Eligible Employee may submit a Deferral Election Form to the Committee no later than thirty (30) days after the date on which the Eligible Employee becomes so eligible, with respect to Compensation to be earned for services performed after such election is made; provided, however, that this subsection (ii) shall not apply if, at such time, the Eligible Employee also is eligible to participate in any other arrangement that, along with this Plan, is treated as a single nonqualified deferred compensation plan under Code §409A and the Treasury Regulations promulgated thereunder.

(iii)
Performance-Based Compensation. Notwithstanding the foregoing and to the extent permitted by the Committee, a Deferral Election Form with respect to any performance-based compensation (within the meaning of Code §409A) may be submitted by an Eligible Employee or a Participant, as the case may be, by the date that is not later than six months before the end of the performance period with respect to which the performance-based compensation is based; provided that in no event may an election to defer be made after such performance-based compensation has become readily ascertainable.

(c)
Additional Requirements for Deferral Elections. Deferrals made pursuant to a Deferral Election Form must be made in whole percentages and subject to such other limitations as the Committee may impose from time to time in its sole discretion.

4.02
Discretionary Contributions. The Company or one of its Affiliates, as applicable, may make Discretionary Contributions to the Account of a Participant in such amount that would have been made pursuant to the Qualified Plan as matching contributions had all amounts elected to be deferred under this Plan pursuant to Section 4.01 been deferred under the Qualified Plan and as if the Statutory Limits did not exist. Such Discretionary Contributions shall be credited to the Accounts of Participants during the first calendar quarter following the last day of the Plan Year with respect to which the related Compensation was deferred.

4.03 Crediting of Deferrals and Discretionary Contributions.

(a)	Deferrals. Deferrals of Compensation, if any, shall be credited to a Participant's Account as soon as administratively practicable following each payroll period.

(b)	Discretionary Contributions. Any Discretionary Contribution shall be credited to a Participant's Account on the date of such Discretionary Contribution.

5.00Vesting

5.01
Deferrals of Compensation. A Participant shall be one hundred percent (100%) vested in the portion of his or her Account attributable to deferrals of Compensation under Section 4.01 of this Plan and any deemed earnings or losses on the investment of such deferrals.

5.02
Discretionary Contributions. Except as otherwise provided in Section 5.03 of this Plan, a Participant shall have a vested right to the portion of his or her Account attributable to any Discretionary Contribution and any deemed earnings and losses on the investment of such Discretionary Contribution in accordance with the vesting schedule under the Qualified Plan.

5.03
Accelerated Vesting Upon Occurrence of Certain Events. Notwithstanding the foregoing, a Participant shall become fully vested in all amounts credited to his or her Account upon the Participant's Retirement or, if earlier, death.

5.04	Amounts Not Vested. Any amounts credited to a Participant's Account that are not vested upon his or her Termination shall be forfeited.

6.00Accounts

6.01
Establishment of Accounts. The Committee shall establish and maintain an Account for each Participant. Each Participant's Account shall be credited with, to the extent applicable, any deferrals of Compensation and Discretionary Contributions, and the Participant's allocable share of any deemed earnings or losses on the foregoing. Each Participant's Account shall be reduced by any distributions made from such Account plus, subject to Article 8.00 of this Plan and to the extent permitted by applicable law, any federal, state and local tax withholding as may be required by law.

6.02	Establishment of Subaccounts. Within each Participant's Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

6.03	Earnings or Losses on Accounts.

(a)
The Company shall invest the Account on behalf of the Participant or credit the Account with earnings or interest as though such Account were invested in such investments and under such criteria as the Committee may determine in its sole discretion. The Company may also permit the Participant to direct the investment or deemed investment of the Account in such investments as the Company may make available for this purpose from time to time or as the Participant may select. The Company assumes no responsibility or liability with respect to any loss or expense that may arise, result or be incurred from any investment or deemed investment of the Account. Any costs or expenses incurred by the Company in the investment or deemed investment of the Account shall be debited against the Account. The Account shall be credited with earnings or debited for losses, as the case may be, based on its investment or deemed investment pursuant to Section 6.03(b).

(b)
As of each Valuation Date, each Participant's Account will be credited with earnings and charged with losses equal to the amount by which the Account would have been credited or charged since the prior Valuation Date had the Participant's Account been invested as described in Section 6.03(a) of this Plan.

(c)
Notwithstanding the foregoing, neither the Company nor any of its Affiliates shall have any obligation to invest any funds in accordance with the investment or deemed investment described in this Section 6.03. Participants' Accounts shall merely be bookkeeping entries on the books of the Company and its Affiliates, as applicable, and no Participant or Beneficiary shall obtain any property right or interest in any investment or any other particular assets of the Company or any of its Affiliates.

7.00Distribution of Plan Benefits

7.01	Distributions Upon Termination (Other than Death).

(a)
Except as otherwise provided in this Section 7.01 and subject to the requirements of Section 409A of the Code, a Participant may elect to have distribution of his or her Plan Benefit paid in up to ten (10) substantially equal annual installments beginning on the January 1 immediately following the Participant's Termination and on each January 1 thereafter by submitting a valid Distribution Election Form in accordance with Section 7.01(b). If no election is made, the Participant's Plan Benefit shall be distributed in a single lump sum on the January 1st immediately following the Participant's Termination.

(b)
An election to receive annual installments under this Section 7.01 must be made on a signed Distribution Election Form that is submitted to the Committee no later than thirty (30) days after the date on which the Participant first becomes eligible to participate in this Plan, with respect to any deferral of Compensation or Discretionary Contribution made or credited for services performed after such election is made. For purposes of the preceding sentence, an Eligible Employee shall be first eligible to participate in this Plan only if the Eligible Employee is not eligible to participate in any other arrangement that, along with this Plan, is treated as a single nonqualified deferred compensation plan under Code §409A and the Treasury Regulations promulgated thereunder.

(i)
The election described in this Section 7.01(b) shall be subject to the terms and conditions specified in this Plan and in the Distribution Election Form and, except as provided in Section 7.01(b)(ii) of this Plan, shall be irrevocable once made.

(ii)
A Participant may elect to change the form of distribution (based on the alternatives described in Section 7.01(a) of this Plan) by submitting a new Distribution Election Form to the Committee; provided, however, that: (A) such change may not take effect until at least twelve (12) months after the date on which such election is made; (B) the payment with respect to which such change is made must be deferred (other than a distribution upon death) for a period of not less than five (5) years from the date such payment would otherwise have been paid (or, in the case of installment payments, from the date the first amount was scheduled to be paid); and (C) such change must be made not less than twelve (12) months before the date the payment is scheduled to be paid (or, in the case of installment payments, from the date the first amount was scheduled to be paid).

(iii)	Once a Participant's Plan Benefit is or begins to be distributed, no further changes to the distribution of such Plan Benefit shall be permitted. For purposes of this

Section 7.01, if the right to any payments would constitute the right to a “series of installment payments” within the meaning of Code §409A, then such payments shall be treated as a single payment within the meaning of Code §409A.

(c)
Notwithstanding any provision in the Plan to the contrary, the Committee, in its sole discretion, may require a lump sum distribution of a Participant's Plan Benefit if: (a) the distribution results in the termination and liquidation of the entirety of the Participant's interest under this Plan and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code §409A; and (b) the aggregate distribution under the arrangements is not greater than $15,000.

(d)
Notwithstanding any provision in this Plan to the contrary, any Plan Benefit payable to a Participant who is a “specified employee” (as defined in Code §409A) of the Company or any of its Affiliates upon the Participant's Termination shall not be (or begin to be) distributed until six months after the date on which the Participant Terminates (or, if earlier, the date on which the Participant dies). The first payment to be made shall include the cumulative amount, if any, of any amounts that would otherwise have been paid in accordance with the Participant's Distribution Election Form but for the fact that such amounts could not be paid during such postponement period.

7.02	Distributions Upon Death.

(a)
Notwithstanding anything in this Plan to the contrary, if a Participant dies before his or her Plan Benefit has begun to be distributed or has been fully distributed, the Plan Benefit will be distributed to the Participant's Beneficiary in a lump sum within ninety (90) days after the date of the Participant's death.

(b)
If a Participant dies after the Participant's Termination and after his or her Plan Benefit has been fully distributed, no additional benefit will be due to such Participant or his or her Beneficiary under this Plan.

7.03
Termination for Cause. Notwithstanding anything in this Plan to the contrary, if a Participant is Terminated by the Company for Cause, all Discretionary Contributions and any deemed earnings on the foregoing credited to the Participant's Account (whether or not vested) shall be forfeited as of the date of such Termination.

7.04
Unforeseeable Emergency. A Participant may request a distribution of his or her Plan Benefit upon the occurrence of an Unforeseeable Emergency. As a condition of receiving a distribution under this Section 7.04, the Participant must file a signed, written application with the Committee specifying the nature of the Unforeseeable Emergency, the amount needed to address the Unforeseeable Emergency and supplying any other information that the Committee, in its discretion, may need to ensure the conditions specified in this Section 7.04 are satisfied. The Committee shall, in its sole discretion, determine whether an Unforeseeable Emergency exists. If the Committee determines that an Unforeseeable Emergency exists, the Company or one of its Affiliates, as applicable, shall distribute an amount to the Participant that shall not be greater than the amount reasonably necessary, in the Committee's determination, to satisfy the emergency need (which may include the amount necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) or, if less, the value of the Participant's Plan Benefit as of the Valuation Date immediately preceding the distribution date. A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant's assets, to the extent that the liquidation of such assets would not cause a severe financial hardship.

7.05
Full Discharge. Once the Participant's Plan Benefit has been fully distributed, none of the Company, its Affiliates, the Board, the Committee, their delegates or this Plan will have any further liability under this Plan to the Participant or the Participant's Beneficiary.

8.00Tax Withholding
The Company or any of its Affiliates, as applicable, shall withhold from other amounts owed to a Participant or require the Participant to remit to the Company or the Affiliate, as applicable, an amount sufficient to satisfy federal, state and local tax withholding requirements with respect to any Plan Benefit or the vesting, payment or cancellation of any Plan Benefit.
9.00Claims Procedure

9.01	Filing Claims. Any Participant or Beneficiary (a “claimant”) who believes that he or she is entitled to an unpaid Plan Benefit may file a written notification of his or her claim with the Committee.

9.02
Notification to Claimant. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and in any event within ninety (90) days of the receipt of such claim, provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(a)	The specific reason or reasons for which the claim was denied;

(b)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(c)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(d)
An explanation of this Plan's claims review procedure and the time limits applicable to such procedure and a statement of the claimant's right to bring a civil action under ERISA §502(a) following an adverse determination upon review.

If special circumstances require the extension of the time period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.

9.03	Review Procedure. If a claim has been wholly or partially denied, the affected claimant, or his or her authorized representative may:

(a)	Request that the Committee reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied;

(b)	Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

(c)	Submit a written description of the reasons for which the claimant disagrees with the Committee's initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee's decision on review will be sent to the claimant in writing and will include:

(i)	Specific reason or reasons for the decision;

(ii)	Specific references to pertinent Plan provisions upon which the decision was based;

(iii)	The claimant's ability to review and receive copies of all documents relating to the claimant's claim for benefits, free of charge;

(iv)
An explanation of any voluntary review procedures describing the steps to be taken by a claimant who wishes to submit the claimant's claims for review and the time limits applicable to such procedures; and

(v)	A statement of the claimant's right to bring a civil action under ERISA §502(a).
The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The Committee's decision on review will be made not later than sixty (60) days after the Committee's receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after the Committee's receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial sixty (60) day period.
To the extent permitted by law, the decision of the Committee (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under this Plan may be brought unless and until the claimant has exhausted his or her remedies under this Article 9.00.
10.00Administration

10.01	Administration.

(a)
The Committee is expressly empowered to interpret this Plan, determine all questions arising in the administration, interpretation and application of this Plan; employ actuaries, accountants, counsel and other persons the Committee deems necessary in connection with the administration of this Plan, request any information from the Company or any of its Affiliates the Committee deems necessary to determine whether the Company or any Affiliate would be considered insolvent or subject to a proceeding in bankruptcy, and take all other necessary and proper actions to fulfill its duties under this Plan.

(b)	The Committee shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)
The Committee (and any delegate under Section 10.01(d) of this Plan) shall be indemnified and saved harmless by the Company from and against all personal liability to which the Committee (and such delegate) may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of this Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Committee (or such delegate).

(d)
In exercising its authority under this Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by the Committee. Any such allocation or delegation may be revoked at any time.

10.02	Compensation and Expenses.

(a)
The Committee and any delegate under Section 10.01(d) of this Plan will serve without compensation for services provided to this Plan. The Company and, if applicable, its Affiliates, will furnish the Committee and any delegate under Section 10.01(d) of this Plan with all clerical or other assistance necessary to perform their respective duties.

(b)	The Company and its Affiliates will pay all expenses of administering this Plan.

10.03	Effect of Committee Action.

(a)	All actions taken and all determinations made by the Committee in good faith will be final and binding upon all Participants, Beneficiaries, the Company and its Affiliates and any other person interested in this Plan. To the extent the Committee has been granted discretionary authority under this Plan, its prior exercise of this authority will not obligate the Committee to exercise its authority in a like fashion thereafter.

(b)
This Plan will be interpreted by the Committee in accordance with its terms and their intended meaning. The construction and interpretation of the provisions of this Plan are vested with the Committee, in its absolute discretion, including, without limitation, the determination of benefits and eligibility. All decisions, determinations and interpretations will be final, conclusive and binding upon all persons having an interest in this Plan.

11.00Amendments and Termination
The Committee may, at any time, in its sole discretion, amend, modify, or suspend this Plan, in whole or in part, except that no such amendment, modification, or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant's Account without the Participant's consent. The Board may, at any time, in its sole discretion terminate this Plan, in whole or in part, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Account without the Participant's consent. In the event that this Plan is terminated, the distribution of the amounts credited to a Participant's Account shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of this Plan immediately prior to termination as if this Plan had not been terminated; provided, however, that the Company, in its sole discretion, may distribute a Participant's Plan Benefit in accordance with Treasury Regulation §1.409A-3(j)(4)(ix).
12.00Prohibition Against Funding
This Plan is an unfunded, unsecured promise by the Company and its Affiliates to pay only those Plan Benefits that are accrued by Participants under the terms of this Plan. Neither the Company nor any of its Affiliates shall be required to segregate any assets into a fund established exclusively to pay Plan Benefits. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participants and their Beneficiaries have only the rights of general unsecured creditors and do not have any interest in or right to any specific asset of the Company or any of its Affiliates. The Company or one of its Affiliates, as applicable, shall be designated the owner and beneficiary of any investment acquired in connection with obligations under this Plan.
13.Miscellaneous

13.01
No Contract. The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any of its Affiliates and any employee or Participant or other person, or to be consideration for, or an inducement or condition of, any employment. Nothing contained herein shall be deemed to give any employee or Participant or other person the right to be retained in the service of the Company or any of its Affiliates or to interfere with the right of the Company or any of its Affiliates (which right is expressly reserved) to discharge, with or without Cause, any employee or Participant or other person at any time without any liability for any claim either against this Plan (except to the extent provided herein) or against the Company or any of its Affiliates.

13.02
No Alienation. The right of a Participant or any other person to receive Plan Benefits may not be assigned, transferred, pledged or encumbered except as provided in the Participant's designation of a Beneficiary, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan Benefit will be null and void and of no legal effect. Any action taken (or attempted to be taken) contrary to the provisions of this Section 13.02 will be null and void and of no effect whatsoever; the Company, its Affiliates and the Committee may disregard such action (or attempted action) and will not in any manner be bound by it; and they, and each of them, will suffer no liability by doing so. If any Participant or other person acts (or attempts to take any action) contrary to this Section 13.02, the Company, its Affiliates and the Committee will be reimbursed and indemnified on demand out of the interest of such Participant in this Plan for any loss, cost or expense incurred as a result of disregarding or acting in disregard of that action (or attempted action).

13.03
Governing Law. This Plan, and applicable forms associated with this Plan, will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of the State of Ohio, excluding any conflicts of laws principles.

13.04	Headings. Headings and subheadings in this Plan document are inserted for convenience of reference only. They constitute no part of this Plan.

13.05
Illegal or Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, this Plan will be construed and enforced as if the offending provision had not been included in this Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

13.06
Coordination with Other Plans. A Participant's or his or her Beneficiary's rights to any Plan Benefits will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between the Participant or the Beneficiary and the Company or any of its Affiliates.

13.07
Code §409A. Although the Company makes no guarantee with respect to the treatment of payment or benefits under this Plan, this Plan is intended to comply with the requirements of Code §409A and the Treasury Regulations promulgated thereunder, and the Company will interpret, apply and administer this Plan in accordance with this intent. The Company may accelerate the time or schedule of a distribution to a Participant or the Participant's Beneficiary at any time this Plan fails to meet the requirements of Code §409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code §409A. Notwithstanding the foregoing, none of the Company, its Affiliates, the Board or the Committee or their delegates shall have any liability to a Participant for failure to comply with the requirements of Code §409A.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer, effective as of the Effective Date.

PEOPLES BANCORP INC.

Date:	July 25, 2013	By: /s/	CAROL SCHNEEBERGER
Carol Schneeberger
Executive Vice President, Chief Administrative Officer